Exhibit 10.2(B)

SECOND AMENDMENT

To The

RE-ESTABLISHED RETIREMENT PLAN FOR HOURLY EMPLOYEES OF

KEWAUNEE SCIENTIFIC CORPORATION

(As Amended and Restated Effective as of May 1, 2007)

THIS AMENDMENT, made and executed by Kewaunee Scientific Corporation (the “Company”):

W I T N E S S E T H:

WHEREAS, the Company maintains the Re-Established Retirement Plan for Hourly Employees of Kewaunee Scientific Corporation (the “Plan”), which was most recently amended and restated in its entirety by an instrument effective as of May 1, 2007; and

WHEREAS, pursuant to Section 12.2 of the Plan, the Company reserved the right to amend the Plan, from time to time, in its discretion as long as such amendment does not cause assets of the Trust Fund to be diverted or used for purposes other than the exclusive benefit of participants, to favor highly compensated employees or to amend the Plan in a manner which would reduce accrued benefits in violation of Section 411(d)(6) of the Code; and

WHEREAS, in accordance with Section 12.2 of the Plan, the Board of Directors of the Company has found desirable to make certain changes in order to satisfy the requirements of the Pension Protection Act of 2006 and the Heroes Earnings Assistance and Relief Tax Act of 2008, but to continue otherwise to operate the Plan according to its terms and to maintain the Plan in accordance with all applicable laws.

NOW THEREFORE, pursuant to the authority reserved to the Company under Section 12.2 of the Plan, the Plan be and hereby is amended as set forth below effective as provided herein.

1. Effective April 6, 2007, of Section 2.30(a) of the Plan is amended to read as follows:

(a) Except as provided in paragraph (b), any order (including a judgment, a decree or an approval of a property settlement agreement entered by any court) which the Committee determines (i) is made pursuant to any state domestic relations law (including a community property law), (ii) relates to the provision of child support, alimony payments or marital property rights of a spouse, former spouse, child or other dependent of a Participant or other person deemed financially dependent on a Participant (an “Alternate Payee”), (iii) creates or recognizes the existence of an Alternate Payee’s right, or assigns to an Alternate Payee the right, to receive all or a portion of the benefits payable to a Participant under the Plan, and (iv) clearly specifies (A) the name and last known mailing address of the Participant and the name and last known mailing address of the Alternate Payee covered by the order, (B) the amount or percentage of the Participant’s benefits to be paid by the Plan to each Alternate Payee, or the manner in which such amount or percentage is to be determined, (C) the number of payments or period to which such order applies, and (D) the employee benefit plan to which such order applies. An order that otherwise satisfies the foregoing requirements will not fail to be a Qualified Domestic Relations Order solely because the order is issued after or revises another order or Qualified Domestic Relations Order, or because of the time when the order is issues, including after the Participant’s annuity starting date or death.

2. Effective May 1, 2007, Section 5.7 is added to the Plan to read as follows:

5.7 Military Service. The survivors of a Participant who dies on or after May 1, 2007 while performing qualified military service shall be entitled to any additional benefit that is provided under the Plan had the Participant resumed and then terminated employment on account of his death, but only to the extent required by Section 401(a)(37) of the Code.

3. Effective May 1, 2008, Section 7.1(a) of the Plan as amended to read as follows:

(a) A Participant who is eligible for a Normal Retirement Pension under Section 5.1 or an Early Retirement Pension under Section 5.2 and who has a Spouse (as defined in paragraph (i) below) shall receive his Pension in the form of a Qualified Joint and Survivor Pension, unless the Participant elects otherwise in writing in accordance with the provisions of Section 7.4. The Participant’s Qualified Joint and Survivor Pension shall be paid in accordance with subparagraph (i), (ii) or (iii) below, as elected by the Participant; provided, however, that if no such election is made by the Participant his Qualified Joint and Survivor Pension shall be paid in accordance with subparagraph (iii) below.

(i)	100% Qualified Joint and Survivor Pension. A Participant shall receive a reduced Pension during his lifetime and, upon his death, 100% of such reduced Pension shall be paid to the Participant’s Spouse, if surviving, for the remainder of the Spouse’s lifetime.

(ii)	75% Qualified Joint and Survivor Pension. A Participant shall receive a reduced Pension during his lifetime and, upon his death, 75% of such reduced Pension shall be paid to the Participant’s Spouse, if surviving, for the remainder of the Spouse’s lifetime (the so-called “qualified optional survivor annuity”).

(iii)	50% Qualified Joint and Survivor Pension. A Participant shall receive a reduced Pension during his lifetime and, upon his death, 50% of such reduced Pension shall be paid to the Participant’s Spouse, if surviving, for the remainder of the Spouse’s lifetime.

4. Effective May 1, 2008, Section 7.3(a)(i) of the Plan is amended to read as follows:

(i)	Contingent Annuitant Option. A married Participant may elect to receive a reduced Pension payable during his lifetime, with the provision that if his contingent annuitant survives him, payment of the Pension in an amount equal to 100%, 75% or 50% of the Participant’s reduced Pension (as elected by the Participant) shall continue to the contingent annuitant after his death, with the last payment to be made as of the first day of the month in which the death of the contingent annuitant occurs. A Participant who is unmarried as of the end of the election period referenced in Section 7.4 shall not be entitled to elect the optional form of benefit described under this Section 7.3(a)(i).

5. Effective May 1, 2008, Section 7.5(c) of the Plan is amended to read as follows:

(c) The present value of a single (lump sum) Pension under this Section 7.5 shall be determined using the applicable interest rate and the applicable mortality table. For this purpose, the “applicable interest rate” shall be the adjusted first, second and third segment rates that would be determined under Section 430(h)(2)(C) of the Code for the second month before the first day of the Plan Year in which the distribution occurs, or such other time as may be prescribed in applicable regulations, if (i) Section 430(h)(2)(D) of the Code were applied by substituting the average yield for the month described in Section 430(h)(2)(C)(ii) of the Code for the average yield for the 24-month period described in Section 430(h)(2)(D)(i) of the Code, (ii) Section 430(h)(2)(G)(i)(II) of the Code were applied by substituting “section 417(e)(3)(A)(ii)(II)” for “section 412(b)(5)(E)(ii)(II),” and (iii) the applicable percentage under Section 430(h)(2)(G) of the Code were determined in accordance with the following table:

In case of Plan Years beginning in:	The applicable percentage is:
2008	20%
2009	40%
2010	60%
2011	80%

For this purpose, the “applicable mortality table” shall be a mortality table, modified as appropriate by the Secretary of the Treasury, based on the mortality table specified for the Plan Year under Section 430(h)(3)(A) of the Code (without regard to Section 430(h)(3)(C) or (D) of the Code).

6. Effective May 1, 2010, Section 7.5(d)(ii) of the Plan is amended to read as follows:

(ii)	The term “Distributee” means a Participant or Former Participant, the Participant’s or Former Participant’s surviving Spouse or Spouse or former Spouse who is the Alternate Payee under a Qualified Domestic Relations Order, and a Participant’s or former Participant’s non-Spouse Beneficiary (but solely in the case of a direct transfer to an individual retirement plan described in Section 408(a) or (b) of the Code or a Roth IRA described in Section 408A of the Code established for the purpose of the distribution).

7. Effective January 1, 2008, Section 7.5(d)(iii) of the Plan is amended to read as follows:

(iii)	The term “Eligible Retirement Plan” shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, a Roth IRA described in Section 408A of the Code (for distributions made after December 31, 2007), an annuity plan described in Section 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state that agrees to separately account for amounts transferred into such plan from this Plan, or a qualified trust described in Section 401(a) of the Code that accepts a Distributee’s Eligible Rollover Distribution.

IN WITNESS WHEREOF, this Second Amendment to the Re-Established Retirement Plan for Hourly Employees of Kewaunee Scientific Corporation is hereby properly executed on the      day of             , 2010.

KEWAUNEE SCIENTIFIC CORPORATION

By:
Senior Vice President, Finance On behalf of the Board of Directors

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